Sterling Construction Company, Inc.

July 27, 2020

Mark Wolf

Dear Mark:

We are delighted to extend this offer of employment for the position of General Counsel, Corporate Secretary and Chief Compliance Officer with Sterling Construction Company, Inc. ("*Sterling*" or the "*Company*"), reporting directly to Joe Cutillo, Chief Executive Officer. We are very excited about the contributions that we believe you will bring to the Company and look forward to the prospect of working with you. The following information outlines the terms of our offer.

Start Date:

We will work with you to reach a mutually agreeable hire date. We anticipate that your first day with the Company will be on or about August 5, 2020. Your employment with the Company is contingent upon successful completion of a background check and drug screen.

Compensation:

- *Annual Base Salary:* Your base salary will be $290,000 annually, less applicable taxes and withholdings, and subject to annual review by the Company.

- *Special Stock Award:* You will be awarded 25,000 Restricted Share Units ("RSUs"). Shares will vest in three equal annual installments on the first three anniversaries of your employment start date. Once vested, the RSUs will be converted on a one-to-one basis into vested shares of Common Stock.

- *Annual Incentive Compensation*: You will also be eligible to participate in the Senior Executive Incentive Compensation Program (SEICP) in 2020. Your target incentive opportunity is set at 100% of your annual base salary, prorated for 2020 from your start date. The SEICP is comprised of an annual short-term (cash) component set at 40% and a long-term (stock) component set at 60%. Your actual incentive payout will be dependent on Sterling's financial performance as well as Sterling's strategic goals. Payment of any incentives will be made after January 1st and before March 15th of the calendar year immediately following the year for which the incentive compensation, if any, was earned.

Health, Welfare and Other Benefits:

- *Standard Benefit Plans:* As a full time employee, you and your eligible dependents can elect to participate in our benefits plans, which may change from time to time. These benefits currently include health insurance (medical, dental and vision), life insurance, short-term and long-term disability insurance, and the Company's 401(k) retirement savings plan. The type of benefits and your contribution to the cost of the benefits are determined annually.

- *Paid Time Off (PTO)*: You will be eligible for 4 weeks of PTO, prorated for the first year, per the Company's PTO policy. In addition, we currently provide employees with eight paid holidays.

- *Change of Control:* In the event the Company is acquired in a transaction within two years of your start date, and that transaction results in your termination of employment, you would be entitled to a severance payment of 18 months of your then current base salary.

At-will Employment:

Your employment with the Company is not for a specified period and either you or the Company may choose to separate the relationship at any time with or without cause, and with or without notice. Although your job duties, title, compensation and benefits may change over time, the nature of your at-will employment with Sterling will not be altered.

Policies and Procedures:

We are committed to creating a positive work environment for our employees and to conducting business in an ethical manner. As an employee of Sterling, you would be expected to comply with our policies and procedures including, but not limited to, the Company's Code of Business Conduct, which applies to all employees, as well as with any other policies or procedures that are in effect. One of the important requirements found in our policies is that you keep the Company's confidential information in confidence and use it only in connection with your work for the Company.

If you wish to accept this offer, and we hope that you will, please do so by signing this letter in the space provided below and returning it to me by e-mail: rhonda.messal@strlco.com on or before 5:00 p.m. Central Time on July 30, 2020.

We are all very excited about the possibility of you joining our organization. We value the talent you will bring, and look forward to you having a successful career at Sterling.

Sincerely,

Rhonda Messal

Rhonda Messal
VP, Human Resources

Accepted and agreed:

Mark Wolf

JULY 27, 2020
Date